Exhibit 99.1

Auxilio Inc. Reports Full Year 2014 Financial Results

Provides Corporate Update and Visibility for 20% Revenue Growth in 2015

Mission Viejo, CA – March 31, 2015 – Auxilio, Inc. (OTCQB: AUXO), a leading provider of Managed Print Services (MPS) and IT Security Consulting for the healthcare industry, today reported financial results for the year ended December 31, 2014.

2014 Highlights:

•	During 2014, the Company signed MPS contracts with Top US Health Systems totaling approximately $20 million to be generated over the next five years

•	Fiscal 2014 revenue increased 2.5% to $44.0 million, despite a $2.3 million YOY decrease in equipment revenues

•	Gross margins increased to 18.7% from 17.9% in 2013

•	2014 net income of $1.3 million with earnings per share of $0.06, basic and diluted

•	Generated $1.5 million of cash flows from operations during 2014

•	Converted $1.7 million in convertible promissory notes to common stock strengthening balance sheet and simplifying the capital structure

•	Acquired Delphiis in July to create “The Security Solutions Group” and drive incremental revenue growth by providing Healthcare Information Security Services

o	Ability to cross-market higher margin recurring services in a sector experiencing rapid growth

o	Contributed approximately $1.2 million in consulting revenues and subscriptions during six months of 2014

o	Renewed and expanded Information Security Services and Risk Assessment Managed Services with 2 major academic medical institutions

o	Launched new printer fleet security offering

o	Introduced novel Five-Step Security Program Development Framework

•	Added 2 new sales representatives to focus on MPS growth in the Midwest and to drive revenue through the Security Solutions Group.

2015 Year-To-Date Highlights:

•
In March, the Company signed a 5-year MPS agreement that could be worth up to $50 million, with one of the Nation’s largest health systems. Implementation begins next month and will take approximately 12-15 months. This is the largest contract in the Company’s history and creates a nationwide MPS footprint, which will support incremental growth opportunities

•	With enhanced visibility and a growing base of recurring revenues, management anticipates year-over-year revenue growth of at least 20% for 2015.

 Management Commentary

“It brings me great pleasure to share our team’s accomplishments as we worked diligently during the past year to position Auxilio for sustained growth by leveraging key assets, customer relationships and integrating the Security Solutions Group, thus providing a conduit to one of the fastest growth segments within the healthcare industry,” said Joseph J. Flynn, President and CEO of Auxilio. “We were able to secure significant MPS contracts with two of the nation’s largest health systems covering a majority of the United States. These contracts affirm our ability to guarantee cost efficiencies and process improvement methodologies to major health systems and firmly positions us as a leader in the MPS space. Our current book of business has improved visibility and paves the way for sustained double digit top-line growth during the next two years,” continued Mr. Flynn.

“We will utilize our position as a valued provider to healthcare systems to further advance our risk and information security offerings.  We believe this area of our business can grow significantly due to the HIPAA compliance requirement to maintain, safe keep, transfer and secure all aspects of data, and further bolstered by high profile breaches and resulting large fines. We plan to further expand our capabilities in this important vertical by introducing new services like printer fleet security management.  In addition to driving organic growth across existing and new healthcare customers, we are evaluating targeted acquisitions which will further expand the breadth and depth of our offering in this vertical,” Mr. Flynn further commented.

Financial Results for the Full Year ended December 31, 2014

For the twelve months ended December 31, 2014, the Company reported revenues of $44.0 million, an increase of 2.5% when compared to $43.0 million in 2013. Net service revenues increased $1.1 million, which included $3.3 million in new service contracts and $1.2 million from the addition of Delphiis, partially offset by $1.1 million from a non-renewing contract, lower volume with some existing customers due to the consolidation of operations and the impact from the severe storms that hit the east coast at the beginning of 2014. Equipment sales decreased $2.3 million year-over-year to $3.6 million in 2014 with fluctuations occurring periodically due to customer equipment fleet refresh cycles that occur, on average, every five years.

Gross profit for fiscal 2014 was $8.2 million, or 18.7% of sales, compared to $7.7 million, or 17.9% of sales, for fiscal 2013. Operating expenses for fiscal 2014 were $6.6 million, compared to $5.9 million in the prior year period. Income from continuing operations was $1.7 million for fiscal 2014, compared to income from continuing operations of $1.8 million in fiscal 2013.

Net income for fiscal 2014 was $1.3 million, or $0.06 per share basic and diluted, compared to $1.3 million or $0.07 per share basic and $0.06 per diluted share, in the same period in 2013.

After excluding charges of $311,000 related to stock-based compensation and $105,000 for amortization of intangibles, non-GAAP measure of adjusted income from operations for the twelve months ended December 31, 2014 was $2.1 million compared to $2.5 million after excluding charges of $576,000 related to stock-based compensation and $190,000 in charges related to stock granted for marketing and consulting activities in the same period of 2013.

At December 31, 2014, the Company had $4.7 million of cash and cash equivalents. Cash provided by operating activities for the twelve months ended December 31, 2014 was $1.5 million compared to $2.6 million during the same period in 2013. The Company maintains a $2.0 million accounts receivable line of credit with a commercial bank.

Paul Anthony, CFO of Auxilio, explained, “The Company's value proposition of saving customers money continues to prove itself and has contributed to recent wins from existing and new customers.  We significantly lower print volumes over time and eliminate waste, delivering much needed cost savings to our customers.  As we have previously explained in our business model, the margins of these multi-year contracts improve as we move from the implementation phase into ongoing maintenance. We will need to invest dollars and resources to get these large MPS projects implemented during the coming year and have the necessary resources to accomplish this goal," Mr. Anthony stated.

“The Delphiis acquisition has been accretive and with several recent wins creates a book of business ahead of our projections. Given the positive margin profile of this Security Solutions Group business we will actively invest to accelerate growth during the coming year and capitalize on the many opportunities we see across the industry,” concluded Mr. Anthony.

2015 Outlook and Events

“Momentum in our MPS business has been robust and our pipeline for new contracts is still very active. While the Company will take the necessary time to digest recent wins and move through implementation, we anticipate signing additional MPS business during 2015. We anticipate contracts to come from both existing and new customers, as a result of multiple RFP’s and referrals. Industry consolidation and large scale system-wide decisions will continue to offer the largest opportunities with the longest sales cycles,” concluded Mr. Flynn.

“The US healthcare market offers a vast opportunity for Auxilio’s Security Solutions Group. The most recent Anthem breach is just another in the growing number of breaches, with an increase of 600% in 2014. An average breach costs organizations $5.6M and healthcare is trailing behind the financial industry to spend the money necessary to address security. With this increasingly dangerous security landscape in healthcare, Auxilio is primed for growth with accelerated interest in our suite of security offerings from new and existing MPS customers. Our security offering is built around the most pressing needs in security, some with higher margins; Regulatory and Penetration Assessments, including Security Program Benchmarks; Delphiis™ IT Risk Manager SaaS solution, Process and Program Development,  and Incident and Breach Response, including forensics. We are focusing on industry conference participation, proactive sales efforts, Auxilio hosted educational events, and introducing differentiated initiatives like our five-step security program development framework to drive new business. Our reputation as a world class MPS provider and established presence in over 200 hospitals in the US, offers ample opportunity for growth and market penetration,” commented Mike Gentile, Executive VP of Innovation and Security.

Conference Call Information

CEO Joe Flynn and CFO Paul Anthony will host a conference call with investors to discuss its full-year 2014 earnings results.

Date:	Tuesday, March 31, 2015
Time:	4:30 pm ET
US:	888-417-8533
International:	719-325-2464
Conference ID:	7853822
Webcast:	http://public.viavid.com/index.php?id=113652

A replay of the call will be available from 7:30 pm ET on March 31, 2015 to 11:59 pm ET on April 14, 2015. To access the replay, please dial 1-877-870-5176 from the U.S. and 1-858-384-5517 from outside the U.S. The PIN is 7853822.

About Auxilio, Inc.

Since 2004, Auxilio has led the Managed Print Services industry by offering an innovative and customer driven approach for healthcare organizations. Auxilio takes full responsibility for healthcare customers’ on-site print environment through situation assessment, process analysis, strategy development and program implementation. Hospitals and health systems benefit from streamlined and aligned processes and infrastructure that result in print management programs that reduce cost, increase employee productivity and meet and exceed patient care standards.

Auxilio serves a national portfolio of nearly 200 hospital campuses and manages over 1.5 billion documents annually from over 90,000 devices supporting over 280,000 caregivers. Auxilio’s Managed Print Services’ business model is vendor neutral, provides full-time, on-site customer service and technical experts and is exclusive to the healthcare industry.

Through its Security Solutions Group, Auxilio provides IT security consulting and a SaaS technology solution, Delphiis ™ IT Risk Manager, bringing a unique offering to the marketplace to ensure enterprise-wide security and improve patient experience through its ability to mitigate risk and improve efficiency across the hospital or health system.

For more information about Auxilio, visit http://www.auxilioinc.com

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Auxilio, Inc. that can be identified by the use of forward-looking terminology such as ``believes,'' ``expects,'' “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Auxilio, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations:
MZ North America
Matthew Selinger, Senior Vice President
Direct: 949-298-4319
mselinger@mzgroup.us
http://www.mzgroup.us/

Media Relations:
Auxilio Inc.
Carrie Mulcahy, Director of Corporate Marketing
Direct: (949) 310-2548
carrie.mulcahy@auxilioinc.com
http://www.auxilioinc.com/

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$4,743,395	$4,668,624
Accounts receivable, net	6,808,183	3,856,791
Prepaid and other current assets	214,105	332,759
Supplies	1,066,132	967,354
Total current assets	12,831,815	9,825,528

Property and equipment, net	215,747	160,709
Deposits	34,413	34,413
Loan acquisition costs	-	51,162
Intangible assets, net	1,265,000	-
Goodwill	2,473,656	1,517,017
Total assets	$16,820,631	$11,588,829

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable and accrued expenses	$7,417,361	$5,057,339
Accrued compensation and benefits	1,447,132	1,556,513
Line of credit	200,000	400,000
Deferred revenue	921,771	868,186
Convertible notes payable, net of discount of $82,250 at December 31, 2013	-	1,617,750
Current portion of capital lease obligations	55,546	71,933
Total current liabilities	10,041,810	9,571,721

Long-term liabilities:
Notes payable to related parties, net of discount of $30,189 at December 31, 2014	333,534	-
Capital lease obligations, less current portion	49,822	46,558
Total long-term liabilities	383,356	46,558

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, par value at $0.001, 33,333,333 shares authorized, 23,623,619 shares issued and outstanding at December 31, 2014 and 20,643,966 shares issued and outstanding at December 31, 2013	23,625	20,645
Additional paid-in capital	26,576,506	23,491,490
Accumulated deficit	(20,204,666)	(21,541,585)
Total stockholders’ equity (deficit)	6,395,465	1,970,550
Total liabilities and stockholders’ equity (deficit)	$16,820,631	$11,588,829

AUXILIO, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2014	2013
Net revenues	$44,032,076	$42,974,978
Cost of revenues	35,799,726	35,294,204
Gross profit	8,232,350	7,680,774
Operating expenses:
Sales and marketing	2,125,085	2,112,285
General and administrative expenses	4,432,374	3,785,778
Total operating expenses	6,557,459	5,898,063
Income from operations	1,674,891	1,782,711
Other income (expense):
Interest expense	(259,112)	(436,476)
Other income	-	80,000
Total other income (expense)	(259,112)	(356,476)

Income before provision for income taxes	1,415,779	1,426,235
Income tax expense	78,860	78,419
Net income	$1,336,919	$1,347,816

Net income per share:
Basic	$0.06	$0.07
Diluted	$0.06	$0.06

Number of weighted average shares outstanding:
Basic	22,062,789	20,259,776
Diluted	23,437,628	22,843,480